SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )



Filed by the Registrant   [ X ]
Filed by a Party other than the Registrant   [   ]

Check the appropriate box:

[   ]      Preliminary Proxy Statement
[   ]      Confidential, for Use of the Commission Only (as permitted by rule
           14a-6(e)(2))
[ X ]      Definitive Proxy Statement
[   ]      Definitive Additional Materials
[   ]      Soliciting Material Pursuant to Section240.14a-11(c) or
           Section240.14a-12


                               PIONEER OIL AND GAS
     -------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          (Name of Person(s) Filling Proxy Statement if other than the
                                  Registrant)


Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[   ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2),
        or Item 22(a)(2) of Schedule 14A.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

   1)    Title of each class of securities to which transaction applies:

   2)    Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined).

   4)    Proposed maximum aggregate value of transaction:

   5)    Total fee paid:

[   ]     Fee paid previously by written preliminary materials.

[   ]     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)    Amount Previously Paid:
                               --------
   2)    Form, Schedule, or Registration Statement No.:
                                                      -----
   3)    Filing Party:
                     ------------------
   4)    Date Filed:
                   --------------------

                               PIONEER OIL AND GAS
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Pioneer Oil and Gas (the "Company") will be held on Wednesday, July 28, 2004, starting at 10:00 A.M., Mountain Daylight Time, at the Company's office, 1206 W. South Jordan Parkway, Unit B, South Jordan, Utah 84095. The following matters are on the agenda for the Meeting:

1. To Elect the Board of Directors;

2. To ratify the appointment of Jones Simkins LLP ("Jones"), as independent auditors for the current fiscal year;

3. To transact any other business matters that may properly come before the meeting or any adjournment or postponement thereof.

The Directors have fixed the close of business on June 11th, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A complete list of such shareholders will be available at the corporate office of the Company during normal business hours and shall be open to the examination of any such shareholder for any purpose relevant to the Meeting.

A record of the Company's activities during the year ending September 30, 2003 and financial statements for that year, are in the Company's annual report to shareholders, which this year is contained within the proxy statement that accompanies this notice.

You are cordially invited to attend the Meeting. Any shareholder that does not expect to attend the Meeting in person is requested to complete, date, and sign the enclosed form of Proxy and return it promptly to Pioneer Oil and Gas. Thank you for your cooperation.

BY ORDER OF THE BOARD OF DIRECTORS

DON J. COLTON, Chairman of the Board of Directors, and President

YOUR VOTE IS IMPORTANT TO PIONEER OIL AND GAS. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. COMPLETING THE ENCLOSED PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU DO ATTEND THE MEETING.

                               PIONEER OIL AND GAS
                          1206 W. South Jordan Parkway
                                     Unit B
                          South Jordan, Utah 84095-5512
                           ---------------------------

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                           To Be Held on July 28, 2004
                          ----------------------------

                               GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Pioneer Oil and Gas (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of Pioneer Oil and Gas (the "Directors") for use at the Company's 2004 Annual Meeting of Stockholders and any and all adjournments or continuations thereof (the "Meeting"), to be held on Wednesday, July 28th, 2004 for the purposes set forth under the next paragraph. These materials will be first mailed to stockholders on or about June 11th, 2004.

                            PURPOSE OF ANNUAL MEETING

At the Meeting, stockholders will be asked: (i) to elect a Board of Directors to serve until the next annual meeting of the stockholders, or until their successors are duly elected and qualified; (ii) to ratify the selection by the Directors of Jones as independent auditors of the Company for the fiscal year ending September 30th, 2003 ("Fiscal 2003"); and (iii) to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

                     QUORUM, VOTING RIGHTS AND OTHER MATTERS

The Company presently has one class of capital stock, common stock, $.001 par value, of which 7,913,519 shares were issued and outstanding at the close of business on June 11th, 2004. Only shareholders of record at the close of business on June 11, 2004 will be entitled to notice of and to vote at the meeting. The presence at the meeting in person or by proxy of a majority of the shares entitled to a vote shall constitute a quorum for the transaction of business. All voting is non-cumulative.

The Directors know of no other matters, which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the person named in the enclosed proxy, or that person's duly constituted substitute acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the items listed in the Notice. The Directors recommend a vote "FOR" each of the proposals. Directors are elected by a plurality of the common stock represented at the meeting.

In accordance with Utah State law, certain corporate actions, generally, may create shareholder's rights of dissent and entitlement to payment of the fair market value of shares held. However, none of the proposals at the Annual Meeting creates such shareholder dissenters' rights.

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (i) filing with the Company a written revocation of the proxy, (ii) appearing at the Meeting and casting a vote contrary to that indicated on the proxy, or (iii) submitting a duly executed proxy bearing a latter date.

The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of mails, officers, directors, employees and agents of the Company may solicit proxies by written communication, telephone or personal call. Such persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding common stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of common stock.

The Company will appoint one or more inspectors of election to act at the Meeting and report the results. Prior to the Meeting, each inspector will sign an oath to perform his duties in an impartial manner and according to the best of his ability. Inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. Inspectors will tabulate the number of votes cast for or withheld in the election of directors, and the number of votes cast for or against all other proposals, including abstentions and other non-votes.

The required quorum necessary to transact business at the Meeting is a majority of the issued common stock outstanding on the record date. If a quorum is present, a plurality of the votes cast for directors will determine the directors elected and the approval of each proposal at the Meeting requires the affirmative vote of a majority of the common stock actually voted on such proposal. Abstentions and broker non-votes will be counted to determine if a quorum is present but will not otherwise affect the voting on any proposal.



                       PROPOSAL ONE: ELECTION OF DIRECTORS

A Board of three directors is to be elected at the Meeting. The nominees are the present directors, all of whom are standing for re-election. No director nominee has declined the nomination or is unable or unfit to serve. Under the Bylaws of the Company, the Company must have a minimum of three and a maximum of seven directors. Each director serves until the next annual shareholders meeting or until a successor is duly elected. Don J. Colton and Gregg B. Colton are brothers and John O. Anderson is their uncle. The following table sets forth information about the nominees.

Name               Age     Position(s) Held                  Director Since
----               ---     -------------------------        -----------------
Don J. Colton       57      Director, CEO, President           October 1980
                            and Treasurer
Gregg B. Colton     51      Director, Vice President           October 1980
                            and Secretary
John O. Anderson    61      Director                           January 1988

Don J. Colton serves as the Company's President, Treasurer and Chairman of its Board of Directors. Since the Company's inception in October 1980, Mr. Colton has served as the Company's President and has been involved in all aspects of the business including exploration, acquisition and development of producing properties. From 1979 to 1981, Mr. Colton was Chief Financial Officer and a member of the Board of Directors of Drilling Research Laboratory in Salt Lake City, Utah. The Drilling Research Laboratory is a subsidiary of Terra Tek, Inc. and prior to his involvement with the Drilling Research Laboratory, Mr. Colton was Manager of Special Projects for Terra Tek. Mr. Colton received a BS in Physics from Brigham Young University in 1970 and a Master of Business Administration from the University of Utah in 1974.

Gregg B. Colton serves as the Company's Vice President, Secretary, General Counsel and a member of the Board of Directors. Mr. Colton has been employed with the Company since it actually commenced business in 1981. Mr. Colton is involved in handling the contracts, sales of oil and gas products and legal problems of the Company along with the day to day decision making for the Company with the Company's President. From 1981 to 1984, Mr. Colton was also a partner in the law firm of Cannon, Hansen & Wilkinson. Mr. Colton is a member of the Utah State Bar and a real estate broker. He is also a member of the Corporate Counsel and Business Law sections for the Utah State Bar. Mr. Colton earned his BA from the University of Utah in 1976 and a Juris Doctor and a Master of Business Administration from Brigham Young University in 1981.

John O. Anderson serves as the Company's Office Manager along with being a member of the Board of Directors. Mr. Anderson as Office Manager handles the day to day accounting for the Company along with handling the procurement of office supplies. The Company has employed Mr. Anderson since 1981 and prior to joining the Company he worked in land investments. Mr. Anderson received his BS in Zoology in 1968 from the University of California.

THE BOARD OF  DIRECTORS  RECOMMENDS  A VOTE "FOR" THE ELECTION OF THE MEMBERS OF
                             THE BOARD OF DIRECTORS

                               BOARD OF DIRECTORS

The Board of Directors held a total of one Board of Directors meeting during the fiscal year ending September 30, 2003. All directors attended all of the meetings of the Board of Directors. The Board of Directors does not have a standing audit, nominating or compensation committee or a committee that performs similar functions.

The Company's directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Presently, the Board of Directors do not receive any cash compensation for serving on the Board. However, each member of the Board of Directors for serving on the Board has received 60,000 options under the Company's incentive stock option plan to acquire the Company's common stock at a price of $.20 per share until August 9, 2011.

At the annual shareholders meeting in 1991, the shareholders approved an amendment to the Company's Articles of Incorporation, limiting the personal liability of directors to the Company and its shareholders, to the extent allowed by Utah law. In effect, the shareholders approved the adoption of statutory provisions, which permit a Utah corporation to eliminate the personal liability of directors for monetary damages for breach of fiduciary duty.

The Company's executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

                               EXECUTIVE OFFICERS

The following table sets forth (i) the names of the executive officers, (ii) their ages as of the Record Date and (iii) the capacities in which they serve the Company:

         Name     Age              Position(s)                    Officer Since
---------------  ----              ------------------------       -------------
Don J. Colton     57               President/Treasurer                1980
Gregg B. Colton   51               Vice President/Secretary           1980

Note: Don J. Colton and Gregg B. Colton are brothers.

Section 16(a) of the Securities and Exchange Act of 1934 requires officers, directors, and persons who own more than ten percent of a registered class of a company's equity securities to file initial reports of beneficial ownership and to report changes in ownership of those securities with the Securities and Exchange Commission. They are also required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the applicable copies of the forms required to be filed with the SEC that have been furnished to the Company, the Company has determined that the pertinent officers, directors and principal shareholders have complied with all applicable Section 16(a) requirements since the Company became subject to Securities Exchange Act of 1934. The Company became subject to the Securities Exchange Act of 1934 on February 26th, 2000.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following Summary Compensation Table sets forth all cash compensation paid, distributed or accrued for services, including salary and bonus amounts rendered in all capacities for the Company's CEO during the fiscal years ended, September 30, 2003, 2002, and 2001. All other tables required to be reported have been omitted as there has been no compensation awarded to, earned by or paid to any of the executives of the Company that is required to be reported other than what is stated below:


                           SUMMARY COMPENSATION TABLE

Name and               Amount of             Fiscal
Principal Position     Compensation          Year Ended
------------------     ------------         -----------
Don J. Colton, CEO     $90,504(1)              2003
Don J. Colton, CEO     $90,504(1)              2002
Don J. Colton, CEO     $90,504(1)              2001

          (1) The amount of compensation included in the table above for each fiscal year does not include amounts paid by the Company for the Company's Employee Stock Ownership Plan. Under the Employee Stock Ownership Plan 15% of the employees compensation for salary or bonuses is paid on behalf of the employee for Company stock in the Company's Employee Stock Ownership Plan for fiscal year 2003. All full-time employees of the Company participate in the Employee Stock Ownership Plan on the same terms and conditions as management. For the fiscal years shown above 15% of the compensation amount was paid towards the Employee Stock Ownership Plan in the form of Company stock for 2003 and 10% in fiscal years 2002 and 2001.

The Board of Directors reviews and sets compensation levels of the executive officers of the Company by evaluating their respective performance in light of a number of factors, including the Board's assessment of the performance of the Company, as well as the range of compensation paid by the Company in comparison to the range of compensation paid by similar oil and gas companies in the western United States. The board weighs other factors, such as the officer's performance relative to the continued acquisition of favorable properties, and relative to the Company's financial performance.

The Company's executive compensation policy continues to look at three variable elements: base salary, stock awards and option grants. The policy factors, which determine the setting of these compensation elements, are largely aimed at attracting and retaining executives considered essential to the Company's long-term success.

The granting of stock and/or options is designed as an incentive to increasingly focus management's interests in closer alignment with interests of shareholders. The Company's executive compensation policy seeks to engender committed leadership and strategic management to favorably posture the Company for continued growth, stability and strength of shareholder equity. All options granted currently to directors, officers and employees of the Company are pursuant to an incentive stock option plan approved by shareholders of the Company at the last annual meeting of the shareholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each person or group that is known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, each director of the Company, each person named in the Summary Compensation Table, and all directors and executive officers of the Company as a group as September 30, 2002. Unless otherwise indicated, the Company believes that the persons named in the table below, based on information furnished by such owners, have sole voting and investment power with respect to the Common Stock beneficially owned by them, where applicable.



Title of Name and Address of                Amount and Nature           Percent
 Class   Beneficial Owner                   of Beneficial Owner         of Class

Common   Don J. Colton                          856,905(1)                10.3%
                  2172 E Gambel Oak Drive
                  Sandy, Utah 84092

Common   Gregg B. Colton                        870,667(1)                10.4%
                  10026 Ridge Gate Circle
                  Sandy, Utah 84092

Common   John O. Anderson                       522,615(1)                 6.3%
                  7462 S Parkridge Circle
                  Salt Lake City, Utah 84121

Common   Pioneer Employee Stock               1,133,712(2)                13.6%
                  Ownership Plan
                  1206 W. South Jordan Parkway
                  Unit B
                  South Jordan, Utah 84095

All Directors and Officers as a Group
(3 Persons)                                   2,250,187                   27.0%

          (1) Includes currently exercisable options to purchase common stock in the Company as long as the person is serving as a director and employee of the Company. Each of the persons listed under this footnote have options to purchase 120,000 shares of the Company's Common Stock.

          (2) Persons listed above have their vested shares under the Pioneer Employee Stock Ownership Plan included under their name. Don J. Colton and Gregg B. Colton as Trustees of the Pioneer Employee Stock Ownership Plan have the right to vote all the shares of the Plan at any shareholder meeting of the Company.

The Company currently has no arrangements, which may result in a change of control.

                        TRANSACTIONS WITH RELATED PARTIES

The Board of Directors approved several years ago a resolution to allow employees of the Company to purchase 25% of any oil and gas producing property acquired by the Company at the same time as the Company acquires the property. The resolution required that the employees pay for 25% of the cost of the oil and gas properties at the same time the Company purchased the properties. In the event, the Company is unable to fund the total cost of any producing properties the employees of the Company may purchase the amount the Company is unable to fund even if it exceeds 25%. The employees also have the right to acquire 25% of any non-producing oil and gas leases acquired by the Company on similar terms as those for producing properties.

The Company also leases office space that is owned by the Board of Directors. The office space is leased to the Company on terms reasonable for the same kind of office space in the area that it is located. The office space is 1,950 square feet with an unfinished basement of approximately 975 square feet.

   PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Jones Simkins LLP served as the independent accountants for the Company for the year ended September 30, 2003. There have been no disagreements during the three fiscal years ended September 30, 2003, 2002 and 2001, or at any other time with Company's present or former independent public accountants. Management of the Company intends to continue with its selection of Jones for the fiscal year ending September 30, 2004. A representative of Jones is not expected to be present at the Meeting.

THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  "FOR"  THE  RATIFICATION  OF THE
         APPOINTMENT OF JONES SIMKINS LLP AS THE COMPANY'S ACCOUNTANTS.

                         PROPOSAL THREE: OTHER BUSINESS

The Company has not received any shareholder proposals for this Annual Meeting. The Board of Directors knows of no other business, other than stated in this proxy statement, to be presented for the action at the Annual Meeting. If other business is properly presented at the Meeting, however, which was not known, or did not become known to the Board a reasonable time before the solicitation, then the person designated in the enclosed Proxy will vote, or refrain from voting, in accordance with his best judgment.

                              STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2005 annual meeting, they must be received by the Company not later than September 30, 2004 or such later date as the Company may specify in its SEC filings. Such proposals should be addressed to the Company's office at 1206 W. South Jordan Parkway, Unit B, South Jordan, Utah 84095-5512

                                  OTHER MATTERS

Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgement on such matters.

                             DESCRIPTION OF BUSINESS

Pioneer Oil and Gas (the "Company") was organized on October 16, 1980 under the laws of the State of Utah. The Company's principal place of business is located at 1206 West South Jordan Parkway, Unit B, South Jordan, Utah 84095-5512. The Company's telephone number is (801) 566-3000 and the Company's fax number is
(801) 446-5500. The Company has primarily been engaged in the acquisition and exploration of oil and gas properties in Utah, Wyoming, Colorado and Nevada.

The Company has focused its efforts over the years in acquiring oil and gas properties from other companies, selling producing wells and acquiring new oil and gas leases for the purpose of exploring for oil and gas. Leases have also been acquired over the years for the purpose of reselling them at a profit to other oil and gas companies.

Most of the Company's operated oil and gas properties were acquired from large oil companies selling properties they considered to be marginal producers. The Company has found that it can operate these properties at a profit. Presently, the Company operates 9 producing oil and gas wells in Utah and Wyoming.

The Company also owns an interest in several non-operated oil and gas wells and overriding royalty interests in oil and gas wells located in Utah, Colorado, Texas and Wyoming. An overriding royalty interest, is an interest in a well that receives a percentage of the production from a well without paying any operation expenses.

The Company operates in a highly competitive industry wherein many companies are competing for the same finite resources as the Company.

The Company over the last few years has focused most of its exploration efforts in the Rocky Mountain area, and in acquiring leasehold positions in trend areas of existing production. Prior to leasing an area a geological review of the prospective area is made by the Company's staff to determine the potential for oil and gas. If an area is determined to have promise the Company will attempt to acquire oil and gas leases over the prospective area. The Company will then acquire geophysical data (generally seismic and gravity data) to further evaluate the area. After the evaluation of the geophysical data, if the area appears to contain significant accumulations of oil and gas in the Company's opinion for the area, the Company will market a drilling program to outside investors covering the Company's leases or sell the leases with the Company retaining an overriding royalty interest. Significant accumulations cannot be quantified because it depends on many factors such as how much it costs to drill and complete wells in a certain area, how close the wells are to pipelines, what the price of oil or gas is, how accessible the area is, whether the project is a developmental or wildcat project, what the cost of oil and gas leases are in an area, the type of return investors are seeking at that time in the different exploration areas, and many other geological, geophysical and other considerations.

When the Company markets a drilling program it sells a portion of its oil and gas leases over the prospect area along with obtaining a drilling commitment from the parties purchasing the leases to drill a well on the prospect area. A drilling program will generally allow the Company to recoup its investment in the area with the Company also retaining an ongoing interest in new wells to be drilled in the area.

The Company markets its drilling programs to other industry partners. Drilling programs have been marketed by placing ads in industry journals, attending trade shows and by traveling to the offices of prospective partners. In the past, the Company has sold drilling programs to major oil companies and large independents and occasionally to individuals.

Leases acquired for resale have been acquired in areas determined to be prospective by the Company's staff. An area is determined to be prospective based on a geological review of the area, drilling in the area and review of the Company's geophysical data if available. Usually resale leases are acquired for the purpose of selling at a profit along with the Company retaining an overriding royalty interest in the leases sold.

RECENT DEVELOPMENTS:

Since September 1999, the Company has been focusing on obtaining prospects for the exploration of oil and gas and continuing the operations of its current producing oil and gas properties. During the last fiscal year ended September 30th, 2003, the Company has sold approximately two-thirds of its overpressured gas play leaving 13,189.16 acres left to sell in the play. The Company is currently marketing the remaining acreage to outside industry partners and individuals for development. The prospect could contain significant natural gas reserves.

The Company has also sold its Emigrant Gap Prospect in Natrona County, Wyoming, which it intends to drill prior to December 31, 2004. The Company is presently marketing a coal bed methane prospect in Carbon County, Wyoming, the Yankee Mine West Prospect in White Pine County Nevada and an oil prospect in Nye County, Nevada. During the last year the Company has decreased the amount of undeveloped oil and gas leases it holds from 100,815 gross acres on 9/30/02 to 59,018 gross acres on 9/30/03 primarily through the sale of its overpressurred gas acreage.

The Company has been involved in a 3D seismic project in Texas that will continue to cause the Company to expend funds during the current year in prospective drilling on prospects identified on 3D seismic. The Company owns a 1.65% working interest in the 3D seismic venture in Texas and already has drilled four wells on the 3D seismic venture. One of the wells appears to be a producer, two are dry holes and the other appears to be productive but will need to be redrilled.

                           DESCRIPTION OF SECURITIES.

Qualification. The following statements constitute brief summaries of the Company's Articles of Incorporation and Bylaws. Such summaries do not purport to be fully complete and are qualified in their entirety by reference to the full text of the Articles of Incorporation and Bylaws of the Company.

Common Stock. The Company's Articles of Incorporation authorize it to issue up to 50,000,000 (fifty million) Shares of its Common Stock, which carry a par value of $0.001 per Share.

Liquidation Rights. Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the assets of the Company legally available for the distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights. There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially will follow a policy of retaining earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial conditions at the time.

Voting Rights. Holders of Common Shares of the Company are entitled to cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

Transfer Agent. The Company's transfer agent is Atlas Stock Transfer whose address is 5899 South State Street, Murray, Utah 84107. The phone number of Atlas Stock Transfer is (801) 266-7151.

The Securities and Exchange Commission has adopted Rule 15g-9 which established the definition of a "penny stock", for the purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that broker or dealer approve a person's account for transactions in penny stocks; and, (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and
(ii) make a reasonable determination that the transaction(s) in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investors prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and registered representative, current quotations for the securities and the rights and remedies available to an investor in case of fraud in penny stock transaction. Finally, monthly statements have to be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.

MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

The Company is listed on the over-the-counter market on the NASDAQ OTC Bulletin Board. The range of high and low bid information for the shares of the Company's stock for the last two complete fiscal years, as reported by the OTC Bulletin Board National Quotation Bureau, is set forth below. Such quotations represent prices between dealers, do not include retail markup, markdown or commission, and do not represent actual transactions.

Year Ended September 30, 2003            High              Low

First Quarter                           $.36             $.27
Second Quarter                           .45              .21
Third Quarter                            .43              .25
Fourth Quarter                           .47              .16


Year Ended September 30, 2002            High              Low

First Quarter                           $.17              $.10
Second Quarter                           .19               .10
Third Quarter                            .30               .11
Fourth Quarter                           .26               .15

As of September 30, 2003 the Company had issued and outstanding 7,961,618 common shares held by approximately 1,120 holders of record.

There have been no cash dividends declared by the Company since its inception. Further, there are no restrictions that would limit the Company's ability to pay dividends on its common equity or that would be likely to do so in the future.

The Company has no plans to register any of its securities under the Securities Act for sale by security holders. There is no public offering of equity and there is no proposed public offering of equity.

                               LEGAL PROCEEDINGS.

The Company may become or is subject to investigations, claims, or lawsuits ensuing out of the conduct of its business, including those related to environmental safety and health, commercial transactions etc. The Company is currently not aware of any such items, which it believes could have a material adverse affect on its financial position.

                         FINANCIAL AND OTHER INFORMATION

The audited financial statements regarding the Company for the fiscal year ended September 30, 2002, are presented in the Appendix following the proxy statement. A summary of selected financial data, and the information contained in the disclosures entitled " Management's Discussion and Analysis of Financial Condition and Results of Operations", are presented below.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -2003 Compared to 2002

Total revenue for fiscal year 2003 was $1,929,279 as compared to total revenue for fiscal year 2002 of $909,321. The increase in revenue was due primarily to an increase in natural gas and crude oil prices from fiscal 2002 as compared to fiscal 2003 and $566,356 in project and lease sales income (including the sale of two-thirds of the overpressured gas project). Total oil and gas sales (including royalty revenue) increased from $908,821 to $1,360,985. Average gas prices increased 103% from $2.01 MCF (2002) to $4.08 MCF (2003). Average oil prices increased 42 percent from $18.65 per barrel in 2002 to $26.43 per barrel in 2003.

Project and lease sales income increased from $0 in 2002 to $566,365 in 2003 as the Company sold two-thirds of its overpressured gas project and a 3500 acre coalbed methane lease block.

Costs of operations increased from $425,743 to $632,264. This item includes all well operating expenses and any amounts paid to employees and other interest owners for their interest in producing properties. Increased disbursements to interest owners due to higher product prices accounted for most of the increase.

General and administrative costs decreased from $341,089 in fiscal 2002 to $316,259 in fiscal 2003 due to cost saving measures.

In fiscal 2003 loss on assets sold or abandoned increased from 0 to $355,459. The write-off of some of the Company's producing assets in Wyoming during fiscal 2003 accounted for the increase along with the sale of the overpressured leases sold.

The Company's total stockholders' equity increased from $831,103 to $1,034,808. This increase in shareholder's equity during fiscal 2003 was the result of positive net income of $177,413 and a decrease in the ESOP stock subscription receivable of $26,292. Net income increased from a loss of $163,810 in 2002 to income of $177,413 in 2003.

LIQUIDITY AND CAPITAL RESOURCES

Historically the Company has funded operations primarily from earnings and bank borrowing. As of September 30, 2003 the Company had working capital of $593,697 and an unused line of credit with Zions Bank for $750,000. This line of credit is collateralized by all of the companies operated oil and gas properties. The line of credit bears interest at prime rate plus 1.0%. The line of credit with Zions Bank matured on December 31, 2001, and was renewed for a two year period ending December 31, 2003. As of September 30, 2002 and as of September 30, 2003, the amount on the credit line was $654,158 and $0 respectively.

During fiscal 2003 cash provided in operating activities was $967,385 while cash used for investing activities was for $32,158. There was a net increase in cash of $281,069, as cash increased from $90,458 to $371,527. The increase in cash for operating activities was primarily the result of project and lease sale income and increased product prices.

OIL AND GAS PROPERTIES

The Company, as of the date of this filing, is the owner of several oil and gas properties located throughout the Rocky Mountain Region. The Company operates four properties in Utah, three in Wyoming and one in Colorado. The standardized measure of discounted future net cash flows (before income taxes) of all the Company's properties as of September 30, 2003 was $3,416,961.

INCOME TAXES

The Company's present net operating loss carryforward of approximately $1,988,000 arises primarily from operations for the year ended September 30th, 1997. Carryforwards of net operating losses for years prior to the year ended September 30th, 1997 were completely used for tax purposes to offset net income for the year ended September 30th, 1999. The present net operating loss carry-forward of the Company will begin to expire in the year 2012.

The Company does not anticipate that it will have taxable income during the carryforward period because of the applicable net operating loss.

THE COMPANY UNDERTAKES TO PROMPTLY FURNISH (WITHOUT CHARGE EXCEPT AS TO THE EXHIBITS IF REQUESTED THAT INCLUDE ARTICLES OF INCORPORATION, BYLAWS, LETTER FROM PETROLEUM ENGINEER AND FINANCING AGREEMENTS WITH ZIONS BANK) A COPY OF ITS FORM 10-KSB FILED PREVIOUSLY WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY SHAREHOLDER OF RECORD UPON WRITTEN REQUEST, WHICH SHALL ALSO INCLUDE A GOOD FAITH REPRESENTATION THAT, AS OF JUNE 11TH, 2003, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING. The Form 10-KSB filed by the Company with the SEC can be viewed in its entirety at Securities and Exchange website www.sec.gov by searching the Edgar Archives with the keywords "Pioneer Oil and Gas".

BY ORDER OF THE BOARD OF DIRECTORS:



By:      Don J. Colton
         Chairman of the Board of Directors,
         and President

         PIONEER OIL AND GAS

                              PIONEER OIL AND GAS

                              FINANCIAL STATEMENTS

                           September 30, 2003 and 2002

                                       F-1
                               PIONEER OIL AND GAS

                              FINANCIAL STATEMENTS

                           September 30, 2003 and 2002



                                                        INDEX
                                                         Page

Independent Auditors' Report                              F-2

Statements of Operations                                  F-3

Balance Sheets                                            F-4

Statements of Stockholders Equity                        F-5

Statements of Cash Flows                                  F-6

Notes to Financial Statements                             F-7

Supplementary Schedules on Oil and Gas Operations         F-15

                                            INDEPENDENT AUDITORS' REPORT





To the Board of Directors and
Stockholders of Pioneer Oil and Gas


We have audited the accompanying balance sheets of Pioneer Oil and Gas as of September 30, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Oil and Gas as of September 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



JONES SIMKINS LLP
Logan, Utah
November 21, 2003

                               PIONEER OIL AND GAS
                            STATEMENTS OF OPERATIONS
                     Years Ended September 30, 2003 and 2002


                                                                                            2003             2002
                                                                                       -------------    -------------
Revenue:
     Oil and gas sales                                                                $      963,244           656,344
     Royalty revenue                                                                         397,741           252,477
     Operational reimbursements                                                                1,929               500
     Project and lease sales income                                                          566,365                 -
                                                                                       -------------     -------------

                                                                                           1,929,279           909,321
                                                                                       -------------     -------------

Costs and expenses:
     Cost of operations                                                                      632,264           425,743
     General and administrative expenses                                                     316,259           341,089
     Exploration costs                                                                       248,753           183,393
     Lease rentals                                                                            57,395            38,420
     Depreciation, depletion and amortization                                                141,019            88,989
                                                                                       -------------     -------------

                                                                                           1,395,690         1,077,634
                                                                                       -------------     -------------

                    Income (loss) from operations                                            533,589          (168,313)
                                                                                       -------------     -------------

Other income (expense):
     Loss on assets sold or abandoned                                                       (355,459)                -
     Interest income                                                                          15,518            16,933
     Interest expense                                                                        (23,476)          (25,847)
     Other                                                                                     7,241            13,417
                                                                                       -------------     -------------

                                                                                            (356,176)            4,503
                                                                                       -------------     -------------

                    Income (loss) before provision
                    for income taxes                                                         177,413          (163,810)

Provision for income taxes                                                                         -                 -
                                                                                       -------------     -------------

                    Net income (loss)                                                 $      177,413          (163,810)
                                                                                       =============     =============


Net income (loss) per common share - basic and diluted                                $          .02              (.02)
                                                                                       =============     =============


Weighted average common shares - basic and diluted                                         7,962,000         7,964,000
                                                                                       =============     =============


                                              F-3

                                              September 30, 2003 and 2002


                                                                                         2003               2002
                                                                                       -------------     -------------
                                 Assets
Current assets:
     Cash                                                                             $      371,527            90,458
     Accounts receivable                                                                     149,793           121,173
     Resale leases, at lower of cost or market                                               219,677           527,808
                                                                                       -------------     -------------

                   Total current assets                                                      740,997           739,439

Property and equipment, net                                                                  438,881           903,201
Other assets                                                                                   2,230             2,000
                                                                                       -------------     -------------

                                                                                      $    1,182,108         1,644,640
                                                                                       =============     =============

                  Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable                                                                 $      122,093           128,427
     Accrued expenses                                                                         25,207            30,952
                                                                                       -------------     -------------

                    Total current liabilities                                                147,300           159,379
                                                                                       -------------     -------------

Note payable                                                                                      -            654,158
                                                                                       -------------     -------------

Commitments and contingencies                                                                     -                  -

Stockholders' equity:
     Common stock, par value $.001 per share,
        50,000,000 shares authorized; 7,961,618
        shares issued and outstanding                                                          7,961             7,961
     Additional paid-in capital                                                            2,495,292         2,495,292
     Stock subscription receivable                                                          (231,927)         (258,219)
     Accumulated deficit                                                                  (1,236,518)       (1,413,931)
                                                                                       -------------     -------------

                    Total stockholders' equity                                             1,034,808           831,103
                                                                                       -------------     -------------

                                                                                      $    1,182,108         1,644,640
                                                                                       =============     =============
                                              F-4

                               PIONEER OIL AND GAS
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years Ended September 30, 2003 and 2002


                                                             Additional         Stock
                                      Common Stock            Paid-in       Subscription       Accumulated
                               ---------------------------
                                  Shares        Amount        Capital        Receivable          Deficit           Total
                               -------------- ------------ --------------- ---------------- ------------------ --------------

Balance at
October 1, 2001                    7,986,618   $    7,986   $   2,497,887   $    (269,800)   $    (1,250,121)  $     985,952

Payments on stock

subscription receivable                    -            -               -          11,581                  -          11,581

Purchase and retirement

of common stock                      (25,000)         (25)         (2,595)              -                  -          (2,620)


Net loss                                   -            -               -               -           (163,810)       (163,810)
                                   ---------   ----------   -------------   -------------    ---------------   -------------

Balance at
September 30, 2002                 7,961,618        7,961       2,495,292        (258,219)        (1,413,931)        831,103

Payments on stock

subscription receivable                    -            -               -          26,292                  -          26,292


Net income                                 -  -            -               -                      177,413            177,413
                                   ---------   ----------   -------------   -------------    ---------------   -------------

Balance at
September 30, 2003                 7,961,618   $    7,961   $   2,495,292   $    (231,927)   $    (1,236,518)  $   1,034,808
                                   =========   ==========   =============   =============    ===============   =============

                                                PIONEER OIL AND GAS
                                             STATEMENTS OF CASH FLOWS
                                      Years Ended September 30, 2003 and 2002


                                                                                      2003              2002
                                                                                --------------      --------------
Cash flows from operating activities:
     Net income (loss)                                                          $   177,413            (163,810)
     Adjustments to reconcile net income (loss) to net cash
        used in operating activities:

               Loss on assets sold or abandoned                                     355,459                   -
               Depreciation, depletion and amortization                             141,019              88,989
               Employee benefit plan expense                                         41,396              27,597
               Interest income                                                      (15,104)            (16,016)
               (Increase) decrease in:
                    Accounts receivable                                             (28,620)            (13,782)
                    Resale leases                                                   308,131            (128,780)

                    Other assets                                                       (230)                  -
               Increase (decrease) in:
                    Accounts payable                                                 (6,334)              6,631
                    Accrued expenses                                                 (5,745)              2,079
                                                                                --------------      --------------


                         Net cash provided by (used in) operating activities        967,385            (197,092)
                                                                                --------------      --------------

Cash flows from investing activities:
     Acquisition of property and equipment                                          (32,158)           (272,551)
                                                                                --------------      --------------


                         Net cash used in investing activities                      (32,158)           (272,551)
                                                                                --------------      --------------

Cash flow from financing activities:
     Increase (decrease) in note payable                                           (654,158)            559,158

     Purchase of common stock                                                             -              (2,620)
                                                                                --------------      --------------


                         Net cash provided by (used in) financing activities       (654,158)            556,538
                                                                                --------------      --------------

                         Net increase in cash                                       281,069              86,895

Cash, beginning of year                                                              90,458               3,563
                                                                                --------------      --------------

Cash, end of year                                                               $   371,527              90,458
                                                                                ==============      ==============

                                              F-6

 NOTES TO FINANCIAL STATEMENTS

                           September 30, 2003 and 2002


Note 1 - Organization and Summary of Significant Accounting Policies

Organization

The Company is incorporated under the laws of the state of Utah and is primarily engaged in the business of acquiring, developing, producing and selling oil and gas properties to companies located in the continental United States.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Resale Leases

The Company capitalizes the costs of acquiring oil and gas leaseholds held for resale, including lease bonuses and any advance rentals required at the time of assignment of the lease to the Company. Advance rentals paid after assignment are charged to expense as carrying costs in the period incurred. Costs of oil and gas leases held for resale are valued at lower of cost or net realizable value and included in current assets since they could be sold within one year, although the holding period of individual leases may be in excess of one year. The cost of oil and gas leases sold is determined on a specific identification basis.

Oil and Gas Producing Activities

The Company utilizes the successful efforts method of accounting for its oil and gas producing activities. Under this method, all costs associated with productive exploratory wells and productive or nonproductive development wells are capitalized while the costs of nonproductive exploratory wells are expensed.

                               PIONEER OIL AND GAS
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 2003 and 2002



Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Oil and Gas Producing Activities (continued)

If an exploratory well finds oil and gas reserves, but a determination that such reserves can be classified as proved is not made after one year following completion of drilling, the costs of drilling are charged to operations. Indirect exploratory expenditures, including geophysical costs and annual lease rentals are expensed as incurred. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drillings and average holding period. Capitalized costs of producing oil and gas properties after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the units-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. When assets are sold, retired or otherwise disposed of the applicable costs and accumulated depreciation, depletion and amortization are removed from the accounts, and the resulting gain or loss is reflected in operations.

                               PIONEER OIL AND GAS
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 2003 and 2002



Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. Temporary differences result primarily from a net operating loss carryforward, intangible drilling costs and depletion.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the year. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive.

Revenue Recognition

Revenue is recognized from oil sales at such time as the oil is delivered to the buyer. Revenue is recognized from gas sales when the gas passes through the pipeline at the well head. Revenue from overriding royalty interests is recognized when earned.

The Company does not have any gas balancing arrangements.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions primarily related to oil and gas property reserves and prices, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



                               PIONEER OIL AND GAS
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 2003 and 2002


Note 2 - Property and Equipment

Property and equipment consists of the following:

                                                                                              September 30,
                                                                                        2003              2002
         Oil and gas properties (successful efforts method)                     $    1,914,635         2,242,439
         Office furniture and equipment                                                133,321           129,453
                                                                                     ---------         ---------
                                                                                     2,047,956         2,371,892

         Less accumulated depreciation, depletion and
           amortization                                                             (1,609,075)       (1,468,691)
                                                                                     ---------         ---------
                                                                                $      438,881           903,201
                                                                                     =========         =========

Note 3 - Note Payable

The Company has a bank revolving line-of-credit agreement, which allows the Company to borrow a maximum amount of $750,000. This agreement bears interest at the bank's prime rate plus 1 percent and is secured by accounts receivable and producing properties. The line-of-credit matures on December 31, 2003 and had an outstanding balance at September 30, 2003 and 2002 of $0 and $654,158, respectively.

Note 4 - Stock Subscription Receivable

The stock subscription receivable consists of a six percent receivable due from the Company's ESOP. The receivable is reduced every six months by the amount of the obligation owed by the Company to the ESOP, less interest (see Note 10). During the years ended September 30, 2003 and 2002, the Company recognized $15,104 and $16,016 of interest income related to this note.


                               PIONEER OIL AND GAS
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 2003 and 2002


Note 5 - Income Taxes

The provision for income taxes differs from the amount computed at federal statutory rates as follows:

                                                                                              Years Ended
                                                                                              September 30,
                                                                                        2003              2002
                                                                                     ---------           -------
         Income tax provision (benefit) at statutory rate                           $   45,000           (50,000)
         Change in valuation allowance                                                 (45,000)           50,000
                                                                                        ------            ------
                                                                                    $       -                 -


         Deferred tax assets (liabilities) are comprised of the following:
                                                                                              September 30,
                                                                                        2003              2002
                                                                                     ---------          --------
         Intangible drilling costs and depletion                                    $   15,000          (190,000)
         Net operating loss carryforwards                                              696,000           856,000
         AMT credit carryforward                                                         5,000             5,000
                                                                                     ---------           -------
                                                                                       716,000           671,000
                                                                                     ---------           -------
         Valuation allowance                                                          (716,000)         (671,000)
                                                                                     ---------           -------

                                                                                    $      -                 -
                                                                                     =========           =======


A valuation allowance has been recorded for the full amount of the deferred tax asset because it is more likely than not that the deferred tax asset will not be realized.

As of September 30, 2003, the Company had net operating loss carryforwards of approximately $1,988,000. These carryforwards begin to expire in 2012. If substantial changes in the Company's ownership should occur there would be an annual limitation of the amount of NOL carryforward which could be utilized.
Also, the ultimate realization of these carryforwards is due, in part, on the tax law in effect at the time and future events that cannot be determined.

                               PIONEER OIL AND GAS
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 2003 and 2002



Note 6 - Sales to Major Customers

The Company had sales to major customers during the years ended September 30, 2003 and 2002, which exceeded ten percent of total sales as follows:
                                      September 30,

                                 2003              2002
                              -------           -------
         Company A     $      420,000           140,000
         Company B            414,000           306,000
         Company C            134,000            88,000
         Company D            115,000            90,000


Note 7 - Related Party Transactions

The Company acts as the operator for several oil and gas properties in which employees, officers and other related and unrelated parties have a working or royalty interest. At September 30, 2003 and 2002 there was $17,917 and $12,236, respectively, included in accounts payable due from/to related parties as a result of these activities. The Company also is the general manager in certain limited partnerships and the operator for certain joint ventures formed for the purpose of oil and gas exploration and development.

The Company leases its office space from certain officers of the Company. The lease requires monthly rental payments of $2,500 plus all expenses pertaining to the office space and expires in September 2005. Future minimum lease payments for the next two years are $30,000 each year. Rent expense for the years ended September 30, 2003 and 2002 was approximately $30,000 each year.

The Company has a stock subscription receivable from the ESOP (See Note 4).

Note 8 - Supplemental Disclosures of Cash Flow Information

Operations   reflect   actual   amounts  paid  for  interest  and  income  taxes
approximately as follows:

                                        September 30,
                                     2003             2002
                                   ------            ------
         Interest              $   23,000            26,000
         Income taxes                   -                 -

                               PIONEER OIL AND GAS
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 2003 and 2002



Note 9 - Fair Value of Financial Instruments

The Company's financial instruments consist of cash, receivables, payables and a note payable. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of the note payable approximates fair value as the note bears interest at floating market interest rates.

Note 10 - Stock Options

The Company has granted stock options to the members of the Board of Directors and the officers and employees of the Company to purchase shares of the Company's common stock. The exercise price of the options and warrants is equal to or in excess of the fair market value of the stock on the date of grant. At September 30, 2003 and 2002, the Company had 420,000 options outstanding.

Information related to these options at September 30, 2003 is as follows:

                              Outstanding              Exercisable
------------------------------------------------    --------------------------
                           Weighted
                           Average
                           Remaining    Weighted                      Weighted
                           Contractual  Average                       Average
Exercise    Number         Life         Exercise    Number            Exercise
Price       Outstanding    (Years)      Price       Exercisable       Price
--------    ----------     -------     --------    -----------        ------
$ .20       420,000         7.9        $ .20        420,000           $ .20


Employee Stock Ownership Plan

The Company has adopted a noncontributory employee stock ownership plan (ESOP) covering all full-time employees who have met certain service requirements. It provides for discretionary contributions by the Company as determined annually by the Board of Directors, up to the maximum amount permitted under the Internal Revenue Code. The plan has received IRS approval under Section 401(A) and 501(A) of the Internal Revenue Code. Pension expense charged to operations for the years ended September 30, 2003 and 2002 was $41,396 and $27,597 respectively. All outstanding shares held by the ESOP are included in the calculation of earnings per share.

                               PIONEER OIL AND GAS
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 2003 and 2002



Note 11 - Commitments and Contingencies

Limited Partnerships

The Company has an immaterial interest in a limited partnership drilling program and acts as the general partner. As the general partner, the Company is contingently liable for any obligations of the partnership and may be contingently liable for claims generally incidental to the conduct of its business as general partner. As of September 30, 2003, the Company was unaware of any such obligations or claims arising from this partnership.

Employment Agreements

The Company has entered into severance pay agreements with employees and officers of the Company who also serve as board members. Under the terms of the agreements, a board member who is terminated shall receive severance pay equal to the amount such board member received in salary and bonus for the two years prior to termination.

Litigation

The Company may become or is subject to investigations, claims or lawsuits ensuing out of the conduct of its business, including those related to environmental safety and health, commercial transactions, etc. The Company is currently not aware of any such item, which it believes could have a material adverse affect on its financial position.

                               PIONEER OIL AND GAS
                      SCHEDULE OF SUPPLEMENTARY INFORMATION
                            ON OIL AND GAS OPERATIONS
                           September 30, 2003 and 2002



The  information  on the  Company's  oil and gas  operations  as  shown  in this schedule is based on the successful efforts method of accounting and is presented in conformity with the disclosure requirements of the Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing
Activities."


         Capitalized Costs Relating to Oil and Gas Producing Activities

                                                                                      September 30,
                                                                                 2003              2002
                                                                              ---------          ---------
Proved oil and gas properties and related equipment                      $    1,763,802          2,012,912
Unproved oil and gas properties                                                 150,833            229,527
                                                                              ---------          ---------
         Subtotal                                                             1,914,635          2,242,439

Accumulated depreciation, depletion and amortization
 and valuation allowances                                                    (1,483,991)        (1,347,265)
                                                                              ---------          ---------
                                                                         $      430,644            895,174
                                                                              ---------          ---------


Costs  Incurred  in  Oil  and  Gas  Acquisition,   Exploration  and  Development
Activities
                                                                                      September 30,
                                                                                  2003               2002

Acquisition of properties:
        Proved                                                           $            -                  -
        Unproved                                                         $            -                  -
Exploration costs                                                        $            -                  -
Development costs                                                        $       96,272            269,214


                                              F-15


                               PIONEER OIL AND GAS
                      SCHEDULE OF SUPPLEMENTARY INFORMATION
                            ON OIL AND GAS OPERATIONS
                           September 30, 2003 and 2002



                 Results of Operations for Producing Activities

                                                                                       Years Ended
                                                                                      September 30,
                                                                                2003               2002
Oil and gas - sales                                                        $  1,360,985            908,821
Production costs net of reimbursements                                         (687,730)          (463,663)
Exploration costs                                                              (248,753)          (183,393)
Depreciation, depletion and amortization
   and valuation provisions                                                    (136,726)           (84,596)
                                                                                -------            -------
Net income before income taxes                                                  287,776            177,169

Income tax provision                                                            (98,000)           (60,000)
                                                                                -------            -------
Results of operations from producing activities
 (excluding corporate overhead and interest costs)                         $    189,776            117,169
                                                                                -------            -------


                               PIONEER OIL AND GAS
                      SCHEDULE OF SUPPLEMENTARY INFORMATION
                            ON OIL AND GAS OPERATIONS
                           September 30, 2003 and 2002


                    Reserve Quantity Information (Unaudited)

The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon on appraisal of the proved developed properties by Fall Line Energy, Inc. Such estimates are inherently imprecise and may be subject to substantial revisions.

All quantities shown in the table are proved developed reserves and are located within the United States.

                                                            Years Ended September  30,
                                                            2003                     2002
                                                     Oil         Gas         Oil          Gas
                                                    (bbls)      (mcf)       (bbls)       (mcf)
Proved developed and undeveloped reserves:
  Beginning of year                                 118,572     774,733     128,589      580,543
  Revision in previous estimates                     13,841      53,677       4,992      286,106
  Discoveries and extensions                          -         214,708        -          -
  Purchase in place                                   -          -             -           -
  Production                                        (15,927)   (163,798)    (15,009)     (91,916)
  Sales in place                                      -          -             -           -
                                                    -------     -------     -------      -------
  End of year                                       116,486     879,320     118,572      774,733
                                                    =======     =======     =======      =======
Proved developed reserves:
  Beginning of year                                 118,572     774,733     128,589      580,543
  End of year                                       116,486     879,320     118,572      774,733

                               PIONEER OIL AND GAS
                      SCHEDULE OF SUPPLEMENTARY INFORMATION
                            ON OIL AND GAS OPERATIONS
                           September 30, 2003 and 2002



Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves (Unaudited)

                                                                                      Years Ended
                                                                                      September 30,
                                                                                2003             2002
Future cash inflows                                                       $     7,340,000       3,950,000
Future production and development costs                                        (1,905,000)     (1,676,000)
Future income tax expenses                                                     (1,848,000)       (773,000)
                                                                                ---------       ---------
                                                                                3,587,000       1,501,000

10% annual discount for estimated timing of cash flows                         (1,415,000)       (624,000)
                                                                                ---------       ---------
Standardized measure of discounted future net cash flows                  $     2,172,000         877,000
                                                                                =========       =========

The preceding table sets forth the estimated future net cash flows and related present value, discounted at a 10% annual rate, from the Company's proved reserves of oil, condense and gas. The estimated future net revenue is computed by applying the year end prices of oil and gas (including price changes that are fixed and determinable) and current costs of development production to estimated future production assuming continuation of existing economic conditions. The values expressed are estimates only, without actual long-term production to base the production flows, and may not reflect realizable values or fair market values of the oil and gas ultimately extracted and recovered. The ultimate year of realization is also subject to accessibility of petroleum reserves and the ability of the Company to market the products.

                               PIONEER OIL AND GAS
                      SCHEDULE OF SUPPLEMENTARY INFORMATION
                            ON OIL AND GAS OPERATIONS
                           September 30, 2003 and 2002



                     Changes in the Standardized Measure of
                    Discounted Future Cash Flows (Unaudited)

Years Ended                                                                               September 30,
                                                                                      2003            2002
Balance, beginning of year                                                 $       877,000       1,121,000
Sales of oil and gas produced net of production costs                             (539,000)       (204,000)
Net changes in prices and production costs                                       1,186,000        (338,000)
Extensions and discoveries, less related costs                                     876,000        -
Purchase and sales of minerals in place                                               -             -
Revisions of estimated development costs                                              -             -
Revisions of previous quantity estimate                                            351,000         374,000
Accretion of discount                                                               88,000         112,000
Net changes in income taxes                                                       (667,000)       (188,000)
                                                                                 ---------         -------
Balance, end of year                                                      $      2,172,000         877,000
                                                                                 =========         =======